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Exhibit 99.03

[IDC LETTERHEAD]

Disclosure Form

IDC grants JP Morgan permission to make public statements, including in filings with the United States Securities and Exchange Commission, that are consistent with the following:

The quote will be:

"[XXX] companies must become more efficient in how their [XXX] assets while ensuring the reliability of their operations. As a result, [XXX] companies are investing in servers, storage and [XXX] infrastructure that enables them to reliably deploy best-of-breed [XXX] solutions. [XXX]. Further, according to IDC, the market for high-capacity (also called capacity-optimized) disk storage systems is growing from $2.2 billion in 2006 to $8.6 billion in 2010."

The document reference is: Worldwide Disk Storage Systems 2006–2010 Forecast Update: Steady as She Goes", IDC #204385, November 2006.

It is understood by both IDC and JP Morgan that the information will not be sold.

It is further understood that IDC will be credited as the source of publication. The original date of publication will also be noted.

/s/ DENNIS PHILBIN Dennis Philbin Senior Vice President	February 13, 2007 Date

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